Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 4500 Rockside Road #450, Independence OH 44131 330-836-2558

September 30, 2008

To the Board of Directors

Falcon Target,Inc..

We hereby consent to the incorporation of our opinion dated September 30, 2008, in the 10K SB of  Falcon Target, Inc. for the year ended June 30, 2008.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

/s/ MALCOLM L POLLARD

Malcolm L Pollard

Vice-President